Filed Pursuant to Rule 424(b)(5)

Registration No. 333-294392

PROSPECTUS SUPPLEMENT

(To prospectus dated March 27, 2026)

Kazia Therapeutics Limited

Up to $80,000,000 of
American Depositary Shares Representing Ordinary Shares

This prospectus supplement amends and supplements the information in the prospectus, dated March 27, 2026, filed as a part of our registration statement on Form F-3 (File No. 333-294392), or the Registration Statement, as supplemented by our prospectus supplement, dated March 27, 2026, or the Prior Prospectus, relating to the offering, issuance and sale by us of our American Depositary Shares, or ADSs, each representing 500 ordinary shares, no par value, from time to time that may be issued and sold under the Sales Agreement, dated March 17, 2026, or the Sales Agreement, by and between us and Leerink Partners LLC, or Leerink Partners, as sales agent, or the ATM Facility. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prior Prospectus to reduce the maximum aggregate offering price of ADSs that may be offered, issued and sold under the Sales Agreement from $100,000,000 to $80,000,000, including the ADSs previously sold pursuant to the Sales Agreement. Under the Prior Prospectus, we initially registered up to $100,000,000 of ADSs for sale under the Sales Agreement. As of the date of this prospectus supplement, we have sold 510,000 ADSs having an aggregate offering price of approximately $5,106,516 pursuant to the Sales Agreement. In accordance with the terms of the Sales Agreement, we may offer and sell ADSs having an aggregate offering price of up to $80,000,000, less the aggregate offering price of ADSs previously sold under the Sales Agreement, from time to time through Leerink Partners.

The ADSs are listed on the Nasdaq Capital Market under the symbol “KZIA.” On August 27, 2026, the closing price of the ADSs on the Nasdaq Capital Market was $16.90 per ADS.

We are a “foreign private issuer” under the federal securities laws and, as such, are subject to reduced public company disclosure standards for this prospectus supplement and future filings. See “Prospectus Supplement Summary—Implications of Being a Foreign Private Issuer” in the Prior Prospectus for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-3 of the Prior Prospectus and on page 3 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should consider before investing in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Leerink Partners

The date of this prospectus supplement is August 28, 2026